Exhibit 10.7

Estrella Biopharma, Inc.

5858 Horton Street, Suite 170

EMERYVILLE, CA 94608

July 29, 2022

Dr. Cheng Liu

5858 Horton Street, Suite 170

Emeryville, CA 94608

Dear Cheng:

Estrella Biopharma, Inc. (the “Company”) is pleased to offer you employment on the following terms:

1.	Position. Your initial title will be President and Chief Executive Officer, and you will report to the Company’s Board of Directors (the “Board”).

2.	Conflicts Of Interest. You have reviewed with the Board the present directorships, ownership interests and other positions that you hold in all of your business organizations which may be directly competitive or directly in conflict with the Company, including your relationship with Eureka Therapeutics, Inc., JW (Cayman) Therapeutics Co. Ltd., Syracuse Biopharma (Cayman) II Ltd., and InvisiShield Technologies Ltd. The Company acknowledges and agrees that while you will spend time at the Company and will be active in the management of the Company, you will not devote your full time and resources to the Company.

3.	Employee Benefits. As a regular employee of the Company, you will be eligible to participate in the Company-sponsored benefits available to similarly situated employees.

4.	Stock Option. You have previously received stock options to purchase shares of the Company’s Common Stock (the “Option”). The Company will periodically review your stock options to determine whether any adjustment is needed.

In addition, if the Company is subject to a Change in Control before your service with the Company terminates and you are subject to an Involuntary Termination within 12 months after that Change in Control, then 100% of the remaining unvested option shares (now or hereinafter granted) shall vest immediately (each capitalized term as defined below).

5.	Severance Benefits.

a.	General. If you are subject to an Involuntary Termination and a Separation occurs, unless by reason of Permanent Disability, then you will be entitled to the benefits described in this section. However, this section will not apply unless you (i) have returned all Company property in your possession, (ii) have resigned as a member of the boards of directors of the Company and all of its subsidiaries, to the extent applicable, and (iii) have executed a general release of all claims that you may have against the Company or persons affiliated with the Company. The release must be in the form prescribed by the Company, without alterations. You must execute and return the release on or before the date specified by the Company in the prescribed form (the “Release Deadline”). The Release Deadline will in no event be later than 60 days after your Separation. If you fail to return the release on or before the Release Deadline, or if you revoke the release, then you will not be entitled to the benefits described in this section.

b.	Salary Continuation and Vesting. If you are subject to an Involuntary Termination and a Separation occurs, unless by reason of Permanent Disability, then you will be eligible for the payments and accelerated vesting described in this section. The Company will continue to pay your base salary for a period of 6 months after your Separation. Your base salary will be paid at the rate in effect at the time of your Separation and in accordance with the Company’s standard payroll procedures. The salary continuation payments will commence within 30 days after the Release Deadline and, once they commence, will be retroactive to the date of your Separation. Effective on the date of your Separation, the number of shares subject to the Option that would have vested over the six-month period following your termination shall become immediately vested. In addition, the Company will pay you, in cash, the monthly amount the Company was paying on behalf of you and your eligible dependents with respect to the Company’s health insurance plans in which you and your eligible dependents were participants as of the day of your Separation for the six-month period following your Separation; provided, however, that you shall no longer be eligible to receive such payments effective as of the date on which you become eligible for employer-sponsored health insurance coverage in connection with new full-time employment following the date of your Separation. Such payments will be `made in accordance with the Company’s standard payroll procedures and they will commence within 60 days after your Separation and, once they commence, will include any unpaid amounts accrued from the date of your Separation. However, if the 60-day period described in the preceding sentence spans two calendar years, then the payments will in any event begin in the second calendar year.

6.	Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without Cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

7.	Tax Matters.

a.	Withholding. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

b.	Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or the Board related to tax liabilities arising from your compensation.

c.	Interpretation, Amendment and Enforcement. This letter agreement and Exhibit A constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in the City and County of San Francisco in connection with any Dispute or any claim related to any Dispute.

8.	Definitions. The following terms have the meaning set forth below wherever they are used in this letter agreement:

“Cause” means (a) your material breach of any written agreement between you and the Company, (b) your conviction of, or your plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State, or (c) your continuing failure to perform assigned duties after receiving written notification of such failure from the Board. Except in the case of subsections (a) and (c), however, no Cause shall exist until you have been provided written notice of the specific grounds for Cause and a period of time, not less than 30 days, that is sufficient to cure the specified Cause but have failed to do so.

“Change in Control” means (a) the consummation of a merger or consolidation of the Company with or into another entity; (b) the sale of substantially all the assets of the Company; or (c) the dissolution, liquidation or winding up of the Company. The foregoing notwithstanding, a merger or consolidation of the Company does not constitute a “Change in Control” if immediately after the merger or consolidation a majority of the voting power of the capital stock of the continuing or surviving entity, or any direct or indirect parent corporation of the continuing or surviving entity, will be owned by the persons who were the Company’s stockholders immediately prior to the merger or consolidation in substantially the same proportions as their ownership of the voting power of the Company’s capital stock immediately prior to the merger or consolidation.

“Good Reason” means that you resign within 12 months after one of the following conditions has come into existence without your consent:

(a)	A reduction in your base salary by more than 10% (other than in connection with similar decreases of other comparable employees of the Company);

(b)	A material diminution of your authority, duties or responsibilities; provided, however, that a change in your position following a Change in Control shall not constitute Good Reason so long as you retain substantially the same duties and responsibilities of a division, subsidiary or business unit that constitutes substantially the same business of the Company following the Change in Control; or

(c)	A relocation of your principal workplace by more than 35 miles.

A condition will not be considered “Good Reason” unless you give the Company written notice of the condition within 90 days after the condition comes into existence and the Company fails to remedy the condition within 30 days after receiving your written notice.

“Involuntary Termination” means a Separation resulting from either (a) your involuntary discharge by the Company for reasons other than Cause or (b) your voluntary resignation for Good Reason.

“Permanent Disability” means that you are unable to perform the essential functions of your position, with or without reasonable accommodation, for a period of at least 120 consecutive days because of a physical or mental impairment.

“Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Internal Revenue Code of 1986.

*****

We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement. This offer, if not accepted, will expire at the close of business on                                                          , 2022. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States.

If you have any questions, please call me.

Very truly yours,

Estrella Biopharma, Inc.

/s/ Qian Yang
By: Qian Yang

Title: Chief Operating Officer

I have read and accept this employment offer:

/s/ Cheng Liu
Cheng Liu

Date:	July 29, 2022